EXHIBIT 99.1

NEWELL RUBBERMAID INC. SAFE HARBOR STATEMENT

The Company has made statements in its Annual Report on Form 10-K for the year ended December 31, 2003, as well as in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, and the documents incorporated by reference therein that constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. The statements relate to, and other forward-looking statements that may be made by the Company may relate to, information or assumptions about sales, income, earnings per share, return on equity, return on invested capital, capital expenditures, working capital, dividends, capital structure, debt to capitalization ratios, interest rates, internal growth rates, impact of changes in accounting standards, pending legal proceedings and claims (including environmental matters), future economic performance, operating income improvements, synergies, management’s plans, goals and objectives for future operations and growth. These statements generally are accompanied by words such as “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “expect,” “should” or similar statements. You should understand that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The factors that are discussed below, as well as the matters that are set forth generally in the 2003 Form 10-K, the 3rd Quarter 2004 Form 10-Q and the documents incorporated by reference therein could cause actual results to differ. Some of these factors are described as criteria for success. Our failure to achieve, or limited success in achieving, these objectives could result in actual results differing materially from those expressed or implied in the forward-looking statements. In addition, there can be no assurance that we have correctly identified and assessed all of the factors affecting the Company or that the publicly available and other information we receive with respect to these factors is complete or correct.

Retail Economy

Our business depends on the strength of the retail economies in various parts of the world, primarily in North America and to a lesser extent Europe, Central and South America and Asia.

These retail economies are affected primarily by such factors as consumer demand and the condition of the consumer products retail industry, which, in turn, are affected by general economic conditions and events such as the terrorist attacks of September 11, 2001. In recent years, the consumer products retail industry in the U.S. and, increasingly, elsewhere has been characterized by intense competition and consolidation among both product suppliers and retailers. Because such competition, particularly in weak retail economies, can cause retailers to struggle or fail, the Company must continuously monitor, and adapt to changes in, the creditworthiness of its customers.

Nature of the Marketplace

We compete with numerous other manufacturers and distributors of consumer products, many of which are large and well-established. Our principal customers are large mass merchandisers, such as discount stores, home centers, warehouse clubs and office superstores. The rapid growth of these large mass merchandisers, together with changes in consumer shopping patterns, have contributed to the formation of dominant multi-category retailers, many of which have strong bargaining power with suppliers. This environment significantly limits our ability to recover cost increases through selling price increases. Other trends among retailers are to foster high levels of competition among suppliers, to demand that manufacturers supply innovative new products and to require suppliers to maintain or reduce product prices and deliver products with shorter lead times. Another trend is for retailers to import products directly from foreign sources.

The combination of these market influences has created an intensely competitive environment in which our principal customers continuously evaluate which product suppliers to use, resulting in pricing pressures and the need for strong end-user brands, the continuing introduction of innovative new products and constant improvements in customer service.

New Product Development

Our long-term success in this competitive retail environment depends on our consistent ability to develop innovative new products that create consumer demand for our products. Although many of our businesses have had notable success in developing new products, we need to improve our new product development capability. There are numerous uncertainties inherent in successfully developing and introducing innovative new products on a consistent basis.

Raw Materials

Our business purchases certain raw materials, including resin, steel and aluminum, that are subject to price volatility caused by unpredictable factors. We attempt to reduce our exposure to increases in such costs through a variety of programs, including periodic raw materials purchases, purchases of raw materials for future delivery and customer price adjustments, but we generally do not use derivatives to manage the volatility related to this risk. Future increases in the prices of these raw materials could materially impact our financial results.

Marketing

Our competitive success also depends increasingly on our ability to develop, maintain and strengthen our end-user brands so that our retailer customers will need our products to meet consumer demand. Our success also requires increased focus on serving our largest customers through key account management efforts. We will need to continue to devote substantial marketing resources to achieving these objectives.

Productivity and Streamlining

Our success also depends on our ability to improve productivity and streamline operations to control and reduce costs. We need to do this while maintaining consistently high customer service levels and making substantial investments in new product development and in marketing our end-user brands. Our objective is to become our retailer customers’ low-cost provider and global supplier of choice. To do this, we will need continuously to improve our manufacturing efficiencies and develop sources of supply on a world-wide basis.

Acquisitions and Integration

The acquisition of companies that sell name-brand, staple consumer product lines to volume purchasers has historically been one of the foundations of our growth strategy. Over time, our ability to continue to make sufficient strategic acquisitions at reasonable prices and to integrate the acquired businesses successfully, obtaining anticipated cost savings and operating income improvements within a reasonable period of time, will be important factors in our future growth.

Foreign Operations

Foreign operations, especially in Europe, but also in Asia, Central and South America and Canada, are increasingly important to our business. Foreign operations can be affected by factors such as currency devaluation, other currency fluctuations and the Euro currency conversion, tariffs, nationalization, exchange controls, interest rates, limitations on foreign investment in local business and other political, economic and regulatory risks and difficulties.